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                                                                  Exhibit (a)(5)

                                  LEHMAN BROTHERS
                       FUND AMERICAN ENTERPRISES HOLDINGS, INC.
                              OFFER TO PURCHASE FOR CASH
                      UP TO 1,000,000 SHARES OF ITS COMMON STOCK
                         AT A PURCHASE PRICE NOT GREATER THAN
                     $125.00 NOR LESS THAN $105.00 NET PER SHARE


                                                                November 3, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Fund American Enterprises Holdings, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer pursuant to which the Company is inviting its shareholders to tender shares of its Common Stock, par value $1.00 per share ("Shares"), at prices not greater than $125.00 nor less than $105.00, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). We enclose herewith the materials listed below relating to the Offer.

The Company will determine a single price (not greater than $125.00 nor less than $105.00 per Share), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 1,000,000 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $125.00 nor less than $105.00 per Share) and not withdrawn pursuant to the Offer.

All Shares properly tendered at or above the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration provisions described therein. The Company reserves the right, in its sole discretion but subject to applicable legal requirements, to purchase more than 1,000,000 Shares pursuant to the Offer.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

(1) Offer to Purchase dated November 3, 1997;
(2) Letter of Transmittal for your use and for the information of your clients (together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9");
(3) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the depositary for the Offer (the "Depositary") before the Expiration Date (as defined in the Offer to Purchase);
(4) Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer;
(5) Letter from John J. Byrne, non-executive Chairman of the Company, dated November 3, 1997, to shareholders of the Company; and
(6) Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

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PLEASE BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in Section 3 of the Offer to Purchase, tenders may be made even though stock certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Depositary before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offer to Purchase). Certificates for Shares so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

Any questions you have or requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,

                                       LEHMAN BROTHERS



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.